EXHIBIT 10.13

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), is made and entered into this 22nd day of May 2006 (“Effective Date”), by and between Sun Energy Solar, Inc., a Delaware corporation (“SESI” or “the Company”), and FERNANDO CUZA, an individual residing in the state of Florida with an address of 426 East MacEwen Drive, Osprey, FL 34229 (the “Consultant”).

RECITALS

WHEREAS, SESI owns certain intellectual property (“Intellectual Property”), is pursuing patents specific to said Intellectual Property and is developing products (“Products”) based on the Intellectual Property (the “Business Venture”);

WHEREAS, SESI desires to maximize the value of the Company and secure agreements with nationally recognized entities for distribution of the Products;

WHEREAS, the Consultant desires to provide advice and recommendations to SESI and introduce SESI to nationally recognized entities, and;

WHEREAS, SESI desires to retain the Consultant, and the Consultant desires to provide to SESI, advice with respect to the Business Venture, and introductions to nationally recognized entities to increase the sales of the Products and increase the value of the Company (“Services”).

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SESI and the Consultant hereby mutually covenant and agree as follows:

AGREEMENT

SECTION I. ENGAGEMENT.

Commencing on the Effective Date, SESI engages and retains the Consultant to provide the Services (defined herein), for the period and on the terms and conditions set forth herein. The Consultant hereby accepts such engagement and agrees, for the period and on the terms and conditions set forth herein, to provide, or, in accordance with the terms hereof, to make satisfactory arrangements for the provision of, such Services and to assume the obligations herein set forth for the compensation provided herein.

SECTION II. TERM.

The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated in accordance with Section IX hereof (‘Term”).

SECTION III. CONSULTING SERVICES.

3.1 Consulting Services.

The Consultant shall devote such time, attention and personnel as may be required to provide to SESI the Services, including without limitation, the following:

a. introducing SESI to nationally recognized entities for product distribution opportunities;

b. introducing SESI to various executives and/or key personnel within companies for the purpose of making sales and/or public relations presentations to such companies;

c. acting as a liaison between SESI and various nationally recognized entities including, but not limited to, the following:

i. Various Major League Baseball (“MLB”) players

ii. Various MLB teams

iii. ClearChannel Outdoor

iv. Various Fortune 500 companies

v. The state government of Florida and national governments of the Dominican Republic, and other governments where the Consultant has relationships that may be advantageous to SESI;

d. introducing SESI to professional sports figures for the purpose of contracting with such sports figures to endorse certain SESI products.

3.2 SESI Discretion.

While the Consultant will, from time to time, give advice to SESI with respect to public relations, the parties agree that the Consultant will not have any discretionary authority with respect to the Business Venture. SESI shall have sole discretion with respect to the Business Venture.

SECTION IV. CONSULTING FEES AND EXPENSES.

4.1 Consulting Fee.

a. Royalty.

In consideration for the Services rendered hereunder and in the event SESI elects to contract for the sale of its products to third parties, which determination shall be made by SESI in SESE’s sole discretion, SESI agrees to pay to Consultant a Royalty (as defined below).

Consultant shall be compensated by SESI for increasing the value of the Company through the marketing of SESI products to the nationally recognized entities outlined above.

In order to measure the value of the Company, the Market Cap of the Company’s security shall be used. The Market Cap of the Company shall be determined as follows:

A = total number of shares that are issued and outstanding (“A”)

B = the average closing bid price of the Company’s common stock during a thirty (30) day period (“B”). The average closing bid price shall be determined by adding together each of the closing bid prices during a 30 day period, and then dividing the sum by the total number of trading days during said thirty (30) day period.

Market Cap = (A x B)

The Market Cap of the Company shall be measured on a monthly basis for the purpose of determining the Market Cap. Said measurements will be calculated on a monthly basis (the “Measurement Months”).

Consultant shall be paid a royalty (the “Royalty”) from SESI based upon the following Levels (the “Levels”) of the Royalty Schedule (the “Royalty Schedule”).

	Minimum Market Cap	Royalty
Level 1:	$1 million	2,400,000 shares

Level 2:	$50 million	6,000,000 shares

Level 3:	$100 million	7,200,000 shares

Level 4	$150 million	8,400,000 shares

Level 5:	$250 million	12,000,000 shares

Level 6:	$300 million	12,000,000 shares

Level 7:	$400 million	12,000,000 shares

Level 8:	$450 million	12,000,000 shares

Level 9:	$500 million	12,000,000 shares

Level 10:	$550 million	12,000,000 shares

Level 11:	$600 million	16,800,000 shares

Level 12:	$650 million	16,800,000 shares

Level 13:	$700 million	16,800,000 Shares

Level 14:	$750 million	20,400,000 shares

SESI shall pay to Consultant the Level 1 Royalty (2,400,000 shares) as outlined above within 30 days from the Effective Date as an up-front signing bonus. The Company shall pay the other Levels of Royalty within ten (10) business days from the achievement of the minimum Market Cap in a Measurement Month. It is expressly understood by and between the parties that payment by Company to Consultant of any Royalty Level may be deferred to a later date at the sole written request of Consultant. The Company and Consultant agree to mutually cooperate with the recommendations of their respective legal representatives in order to legally and lawfully release any Royalty shares that have been earned by Consultant under this Agreement, but payment was deferred by Consultant.

Once the Company pays the Consultant the Royalty for a specific Level (as outlined above) within the Royalty Schedule, then that Level of the Royalty Schedule shall be deleted from the Royalty Schedule and will be deemed to have been paid in full by the Company to the Consultant. If during a Measurement month, the Market Cap is at a Level that has been paid by the Company to the Consultant, then the Consultant shall be entitled to earn the Royalty from any Level below that specific Level that has not been previously paid by the Company to the Consultant. For example: if the Market Cap is $645 million during a Measurement month and Consultant has previously been paid for the $600 million level (Level 11), but has not been paid for the $550 million Level (Level 10), then Consultant shall be entitled to earn the Royalty from the $550 million Level (Level 10). It is expressly understood by and between the parties that no Level of the Royalty Schedule shall be paid twice by the Company to the Consultant.

The parties expressly understand and agree that SESI is under no obligation to sell a Product to any third party or otherwise commercialize SESI’s products. Other than as expressly provided herein, Consultant is not entitled to any other compensation surrounding the use, commercialization or sale of SESI’s products.

b. Payment of Royalty and Reporting. The Royalty shall be paid within ten (10) days from the last trading day of the Measurement Month in which the Royalty becomes due. The Royalty payment will be made in common stock of SESI and sent to Consultant’s address of record by US Mail return receipt requested, or to such other address as Consultant may designate in writing to SESI. The Royalty payment shall be accompanied by a written statement from SESI disclosing the basis for the calculation of such Royalty.

c. Audit Rights and Procedure. SESI shall permit Consultant or its agent, at Consultant’s option and expense, to audit the relevant business records of SESI in order to confirm SESI’s compliance, with its obligations to make the Royalty payments. Any such inspection shall occur during SESI’s regular business hours and upon at least seven (7) days’ prior written notice, but in no event shall Consultant conduct more than four (4) such audits within any calendar year and not earlier than forty-five (45) days after the end of the quarter to which Consultant desires such an audit and, provided that, if Consultant elects to use an agent to conduct the audit, any such agent is an accounting firm of recognized standing, with at least one of whose members is a member of the American Institute of Certified Public Accountants.

4.2 Expenses.

In addition to the foregoing, SESI shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with its performance under this Agreement. Consultant shall not incur any expenses without prior written consent of SESI. Consultant agrees to provide SESI with access to such receipts, ledgers and other records as may be reasonably appropriate for SESI to verify the amount and nature of such expenses.

SECTION V. STATUS OF CONSULTANT.

Consultant enters this Agreement as and intends to continue to be an independent contractor. Consultant acknowledges that as an independent contractor he i$ undertaking certain risks of loss not associated with an employment relationship. None of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners or co-venturers between SESI and Consultant or between Consultant and any employee of SESI. Without limiting the generality of the foregoing:

5.1 Control.

SESI shall have no right to control or direct the details, manner, or means by which Consultant performs the Services under this Agreement. In performing the Services under this Agreement, Consultant shall have no control over or management authority with respect to SESI or its operations.

5.2 Taxes and Other Obligations.

Consultant shall report for federal and state income tax purposes all amounts received by it under this Agreement as income. Consultant shall have sole responsibilities for the withholding of all federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made to Consultant for performing. Services under this Agreement. Consultant shall not be entitled to any employment benefits of any kind provided by SESI to its employees, including, but not limited to, vacation pay, sick leave pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by SESI to its employees, and for itself and its employees; and Consultant expressly waives any and all rights to such benefits. Consultant irrevocably elects not to participate in any retirement plans under Section 401 (a) of the Internal Revenue Code of ,1986, as amended, contributed to by SESI. Consultant shall indemnify and hold SESI harmless from any and all loss or liability (including attorneys’ fees) arising from Consultant’s failure to report as income payments received by it under this Agreement and its failure to withhold for federal and state tax for payments for Services rendered under this Agreement, or in the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant.

5.3 Benefits.

Consultant expressly agrees that as an. independent contractor, Consultant shall not be eligible to participate in any of SESI’s employee benefit plans or programs, and that the only consideration payable by SESI to Consultant shall be the amounts set forth in this Agreement.

5.4 Insurance.

Consultant further agrees that Consultant will provide any and all insurance coverages which Consultant may, in Consultant’s reasonable discretion, require; provided, however, that Consultant shall carry and maintain in force such General Liability which is commercially reasonable under the circumstances surrounding the Services.

5.5 Workplace.

It is understood that while Consultant will perform the Work primarily at Consultant’s principal place of business. Consultant shall need access to SESI’s business offices and employees from time to time. Accordingly, Consultant or its authorized representatives shall have access, during normal working hours, to SESI’s officers and employees upon reasonable notice, and shall be provided adequate and appropriate work space, facilities and equipment in order to complete the Services.

a. Contact Information. Upon written request by Consultant to SESI, Consultant shall be given a telephone extension at SESI, which will be supported by SESI’s voice mail system, to which Consultant will have access during the Term of this Agreement. In addition, Consultant shall be permitted to continue to use an SESI designated electronic mail address during the Term of this Agreement.

SECTION VI. CONFIDENTIALITY; OWNERSHIP.

6.1 Receipt of Confidential Information.

Consultant recognizes and acknowledges that, in the course of the engagement of Consultant by SESI, and as a result of the confidential relationship with SESI established thereby, Consultant shall be receiving confidential information and developing additional know-how and proprietary information owned by SESI which will become Trade Secrets, and that such Trade Secrets are highly valuable assets of SESI. Confidential Information shall mean any information, whether written, oral, magnetic, photographic, optical, or other form, tangible or intangible, which has been, or after the date hereof will be, furnished or disclosed by Company, or its employees, consultants, representatives or agents, or which Consultant may have access to in connection with this Agreement, which has been designated as being confidential, or which under the circumstances of disclosure reasonably ought to be treated as confidential, including but not limited to any information pertaining to or regarding the business, financial condition, pricing, sales, strategies, plans, customers, suppliers, properties and operations of Company (including such information visually available to Consultant at Company’s premises or Company presentations), and including without limitation all technical information of any nature whatsoever and all business plans, inventions, trade secrets, know-how, methodologies, concepts, techniques, discoveries, computer programs (including functionality and source code), processes, drawings, designs, research, plans or specifications relating thereto. Technology and information shall not be considered Confidential Information is (!) known to Consultant prior to execution of this

Agreement or the Non-Disclosure Agreement, defined herein, (2) disclosed to Consultant by a third party who is not in breach of any confidentiality obligation to SESI; or (3) technology or information of such a general level as to constitute general business knowledge and skill of Consultant.

6.2 Nondisclosure.

Consultant shall keep in strictest confidence and trust all Confidential Information and, except upon the express prior written consent of SESI, Consultant shall (i) not disclose any Confidential Information to any other entity or person, and (ii) use the Confidential Information solely as necessary to implement the limited purpose of fulfilling this Agreement (“Limited Purpose”) and not for Consultant’s own benefit or for the benefit of any other entity or person. Consultant shall take all reasonable safeguards to prevent the disclosure or misuse of the Confidential Information, including without limitation such measures as the Consultant takes to safeguard its own confidential information, and shall not photocopy, transcribe or otherwise reproduce or modify any of the Confidential Information except as necessary to implement the Limited Purpose or otherwise upon the express written consent of the SESI.

The obligations of Consultant stated in the preceding paragraphs of this Section 6 shall not apply to information that (i) is or becomes generally known or available to the public through no wrongful act of the Consultant; (ii) was in the Consultant’s possession at the time of disclosure or receipt, as evidenced and verified by prior tangible evidence, and was not acquired under an obligation of confidence; (iii) Consultant demonstrates was rightfully received by it from a third party after the time it was disclosed or obtained hereunder, provided that such third party was not under an obligation of confidence with the SESI at the time of the third party’s disclosure to Consultant; (iv) is independently developed by Consultant without use of or reference to the Confidential Information and without breach of this Agreement, as evidenced and verified by prior tangible evidence; or (v) is required to be disclosed in a judicial or administrative proceeding, or as otherwise required to be disclosed by law, in any such case after all reasonable legal remedies for maintaining such information in confidence have been exhausted, including, but not limited to, giving SESI as much advance notice of the possibility of such disclosure as practical so SESI may attempt to stop such disclosure or obtain a protective order concerning such disclosure. Consultant shall provide SESI with written notice no less than five (5) days prior to the disclosure or use of any information of SESI pursuant to this Section 6.

Consultant shall (i) notify SESI immediately of any unauthorized possession, use or knowledge of the Confidential Information, (ii) promptly furnish. SESI full details of such possession, use or knowledge, and (iii) cooperate with SESI against third parties as may be deemed necessary by SESI to protect its proprietary rights in the Confidential Information.

6.3 Ownership.

All Confidential Information is and shall remain the property of SESI. By disclosing Confidential Information to Consultant, SESI does not grant any express or implied right to Consultant to or under any patents, copyrights, trademarks, or trade secret information except as required to implement the Limited Purpose. SESI reserves without prejudice the ability to protect its rights under any such patents, copyrights, trademarks, or trade secrets. Consultant shall not remove any proprietary, copyright, trade secret or other legend from any form of the Confidential Information.

Consultant shall, at the reasonable written request of SESI and at SESI’s expense, add to the Confidential Information any proprietary, copyright, trade secret or other legend or modify the same, which SESI deems necessary to protect its intellectual property rights. Without limiting the foregoing, SESI shall retain all right, title, and interest in and to all forms of Confidential Information delivered or disclosed hereunder, including, without limitation, any patents, copyrights, trademarks, service marks, trade dress, logos, technical information, know-how, trade secrets, and any modifications or enhancements thereto (whether developed by SESI, Consultant, any Related Party, or on either party’s behalf) or other intellectual property rights throughout the world, whether currently existing or hereafter developed or acquired, and all applications, disclosures and registrations with respect thereto (collectively, “IP Rights”). If Consultant is deemed to have any ownership interest or rights in any IP Rights in the Confidential Information, then Consultant, for no additional consideration, shall assign and/or cause such third party to assign, and Consultant does hereby assign, all of such ownership interest and rights exclusively and irrevocably to SESI. Consultant shall cooperate with SESI and shall cause to be executed all such instruments and documents as SESI reasonably may request in connection with such assignments and shall do all other lawfully permitted acts reasonably required to further the intent of this Section 6; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed. Consultant shall not dispute or contest, directly or indirectly, SESI’s right, title and interest in or to, or the validity and enforceability of, any IP Rights in the Confidential Information (including the attempt to register or record the same in any jurisdiction). Notwithstanding anything herein to the contrary, this Section 6 shall survive any termination or expiration of this Agreement.

6.4 Works Made for Hire.

In no way limiting the foregoing, all Developed Property conceived or made by Consultant in connection with the Services are “supplementary works” and “works made for hire” (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by SESI; and Consultant hereby assigns to SESI all Developed Property which Consultant may conceive of or make in connection with the performance of the Services.

6.5 Disclosure; Assignment.

Consultant promptly shall execute and deliver to SESI any instruments deemed necessary by SESI to effect disclosure and assignment by Consultant to SESI of any Developed Property, Upon the request of SESI and at SESI’s expense, Consultant shall execute patent and copyright applications and any other instruments deemed necessary by SESI for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based-in-whole or in part on Developed Property.

6.6 Confidentiality.

The terms and conditions of this Agreement are and shall remain confidential, and no Party shall disclose such terms and conditions to any third party, other than as may be reasonably required for legal purposes or for accounting, tax or regulatory purposes, or unless compelled to do so by a court order or validity issued process, or unless a Party to this Agreement seeks to enforce this Agreement against another Party because of a claimed breach of this Agreement. Accordingly, all that the Parties may disclose is the fact that the Parties have entered into a royalty agreement.

Notwithstanding the foregoing, the terms of this Agreement may be disclosed by the Parties to any parent, predecessor, subsidiary or affiliated corporate entity, and their respective counsel, agents and employees that have a need to know the terms of this Agreement or as required by law.

SECTION VII. INJUNCTIVE RELIEF.

If Consultant violates Section VI of this Agreement, SESI (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which SESI would sustain upon such violation are difficult or impossible to ascertain in advance. The posting of a bond shall not be required as a pre-condition to such injunctive relief.

SECTION VII. TERMINATION.

8.1 30 Days Notice.

Either party may terminate this Agreement for Cause (as defined below) upon thirty (30) days written notice to the other specifying the effective date of termination. Cause shall be defined as either Party’s willful and wanton disregard for its obligations as defined herein. In the event of termination, SESI shall pay Consultant for the Work performed prior to the effective date of such termination in accordance with the provisions of Section IV. The parties contemplate that some of Consultant’s right to payment for its Services may not actually accrue until after the effective date of termination.

8.2 Return of SESI Property.

In the event of termination, and regardless of any dispute which may exist between SESI and Consultant, all SESI property and materials in Consultant’s possession which in any way pertain to Services rendered hereunder shall be delivered immediately to SESI.

The provisions of Section VI, VII, VIII and Section X of this Agreement shall survive the expiration or termination of this Agreement.

SECTION IX. LIMITATION OF LIABILITY.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

SECTION X. ASSIGNMENT; SUBCONTRACTING.

It is mutually acknowledged that this Agreement contemplates the personal services of Consultant and, accordingly, neither this Agreement nor any rights hereunder or interest herein may be assigned or transferred, and no obligations of Consultant hereunder may be subcontracted or otherwise delegated by Consultant without express prior written consent of SESI.

SECTION XI. NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or shipped via express carrier or overnight courier service, or by facsimile, as evidenced by the sender’s transmission confirmation sheet. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing by the receiving party

To SESI:

Sun Energy Solar, Inc.

1358 Fruitville Road, Suite 209

Sarasota, Florida 34236

Attention: Carl Smith

Fax: 941/366-6610

To Consultant:

Fernando Cuza

426 East MacEwen Drive

Qsprey, Florida 34229

Attention: Fernando Cuza

Fax:

SECTION XII. ENTIRE AGREEMENT.

This Agreement shall completely replace the agreement dated May 22, 2006, that was executed by and between the parties hereto, It is further understood by the parties hereto that execution of this Consulting Agreement shall immediately void and nullify the original agreement dated May 22, 2006 by and between the parties hereto. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject of this Agreement and. supersedes all prior statements, representations, warranties, agreements and/or covenants made by either party except as expressly set forth herein. Consultant is not relying upon any representations made by SESI concerning the difficulty of the performance of the Services or any other matters. This Agreement may not be amended or modified except by a written document signed by SESI and Consultant.

SECTION XIII. INDEMNIFICATION.

Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the “Indemnified Party”) from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (including but not limited to attorneys fees and all costs of litigation and collection) (“Damages”) which the Indemnified Party may hereafter incur, suffer or be required to pay by reason of the Indemnifying Party’s failure to perform faithfully its obligations hereunder or by reason of any bodily injury or property damage caused by any negligent act or omission of the Indemnifying Party, its officers, agents, employees, contractors, Subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, Indemnifying Party’s activities hereunder or otherwise, but excluding those Damages attributable solely to the Indemnified Party’s gross negligence.

SECTION XIV. APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflicts of laws principles). Any litigation with respect to this Agreement may be brought in the courts of the State of Colorado, and by execution of this Agreement, Consultant irrevocably submits to such jurisdiction.

SECTION XV. SEVERABILITY.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of any other provision of this Agreement shall remain unimpaired.

SECTION XVI. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, when at least one counterpart has been executed by each of the parties.

SECTION XVII. HEADINGS.

Headings contained herein are for convenience only and shall not modify, enlarge or limit the scope of the Sections hereof in any manner.

SECTION XVIII. WAIVER.

No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder.

IN WITNESS, WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SESI - SESI, INC.:		CONSULTANT:

/s/ Carl Smith		/s/ Fernando Cuza
By:	Carl Smith	By:	Fernando Cuza
Title:	CEO	Title: